Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

PALMSOURCE, INC.,

a Delaware Corporation;

APOLLO MERGER SUB, INC.,

a Delaware Corporation; and

ACCESS CO., LTD.,

a Japanese Corporation.

Dated as of September 8, 2005

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of September 8, 2005, by and among ACCESS Co., Ltd., a Japanese corporation (“Parent”), Apollo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and PalmSource, Inc., a Delaware corporation (“Company”). Certain capitalized terms have the meanings given to such terms in Article IX.

RECITALS

A. WHEREAS, the Board of Directors of Company has determined that it is advisable, and in the best interests of Company and its stockholders for Parent to acquire Company upon the terms and subject to the conditions set forth in this Agreement.

B. WHEREAS, in furtherance of the acquisition of Company by Parent, it is proposed that Merger Sub merge with and into Company, with Company being the surviving corporation, on the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law (the merger of Merger Sub into Company being referred to in this Agreement as the “Merger”).

C. WHEREAS, the Board of Directors of Company has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Company and its stockholders, (ii) approved this Agreement, and the transactions contemplated hereby and (iii) resolved to recommend that Company’s stockholders adopt this Agreement and approve the Merger.

D. WHEREAS, the Board of Directors of Parent has (i) determined that the Merger is advisable, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby.

E. WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Company Common Stock other than the Dissenting Shares will be converted into the right to receive the Merger Consideration as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. The Closing shall take place as soon as practicable, and in any event not later than two (2) Business Days after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto may agree (the “Closing Date”). The Closing shall take place at the offices of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, 3 Embarcadero Center, 7th Floor, San Francisco, California 94111, or at such other location as the parties hereto may agree in writing.

1.3 Effective Time. Prior to the Closing, Parent and Company shall prepare, and on the Closing Date the parties shall file, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law. The Merger shall become effective at the Effective Time as set forth in the Certificate of Merger which shall be filed with the Secretary of State of the State of Delaware on the Closing Date (the time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; By-Laws; Directors and Officers. Unless otherwise determined by Merger Sub before the Effective Time, at the Effective Time:

(a) The Certificate of Incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

(b) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation.

(c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and, except as Merger Sub may otherwise notify Company in writing prior to the Effective Time, the officers of Company immediately before the Effective Time will be the initial officers of the Surviving Corporation.

1.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the stockholders of any of the foregoing, the shares of stock of the constituent corporations shall be converted as follows:

(a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock. Each issued and outstanding share of common stock, par value $0.001 per share, of Company (the “Company Common Stock”) that is owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent or held in the treasury of Company (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion or Retention of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares and subject to Section 1.8 with respect to Restricted Stock and Escrowed Shares) shall be converted into the right to receive an amount equal to $18.50 in cash (the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock following the Merger in the manner set forth in Section 1.7. All shares of Company Common Stock converted into Merger Consideration pursuant to this Section 1.6(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock shall thereafter represent the right to receive with respect to each underlying share of Company Common Stock the Merger Consideration. If, prior to the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(d) Dissenting Shares. Holders of Dissenting Shares shall have those rights, but only those rights, of holders who perfect their appraisal rights under Section 262 of the Delaware Law. Company shall give Parent prompt notice of any demand, purported demand, objection, notice, petition, or other communication received from stockholders or provided to stockholders by Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares. Payment of any amount payable to the holders of Dissenting Shares shall be the obligation of Company. However, Company agrees that, without the prior written consent of Parent, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

1.7 Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. Immediately after the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article Article I, an amount of cash equal to the product of the Merger Consideration and the total number of outstanding shares of Company Common Stock (such product, the “Aggregate Merger Consideration,” and such aggregate cash being deposited, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on the Exchange Fund shall be paid to Parent.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates, or an electronic book entry position in lieu of a physical certificate or certificates, that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a “Certificate”) whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock theretofore represented by such Certificate pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1.7. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock Exchanged For Cash. The Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, Company or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration to all of the holders of Company Common Stock as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Withholding Rights. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended and the treasury regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

1.8 Equity Incentive Plans and Related Matters.

(a) Company Options.

(i) At the Effective Time, each Company Option that is then outstanding with an exercise price less than the Merger Consideration (an “In-the-Money Option”) shall be assumed and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such In-the-Money Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock, with such amount rounded down to the nearest whole cent (the “Option Consideration”).

(ii) Immediately prior to the Effective Time, each Company Option that is then outstanding with an exercise price greater than the Merger Consideration (an “Underwater Option”) shall become fully vested and exercisable. At the Effective Time, each Underwater Option shall terminate.

(iii) Parent shall, or shall cause the Company to: (x) pay to holders of In-the-Money Options that immediately prior to the Effective Time were vested, the Option Consideration less applicable Taxes required to be withheld with respect to such payment related to such vested In-the-Money Options promptly after the Effective Time and (y) pay to holders of In-the-Money Options that immediately prior to the Effective Time were unvested, the Option Consideration less applicable Taxes required to be withheld with respect to such payment over time and without interest in accordance with the vesting schedule set forth in the agreement evidencing such In-the-Money Options.

(iv) Subject to the foregoing provisions of this Section 1.8(a), each In-the-Money Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions set forth in the agreement evidencing such option and the applicable Company Equity Incentive Plan immediately prior to the Effective Time, including provisions with respect to vesting, except that each In-the-Money Option shall be converted into the right to receive the Option Consideration as described in this Section 1.8(a), and except that payment of the Option Consideration shall be made promptly after the Effective Time or promptly after the applicable vesting dates, as described in this Section 1.8(a), and not upon exercise of the assumed In-the-Money Options by the holder.

(v) Prior to the Effective Time, the Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Option describing the treatment of the Company Option in accordance with this Section 1.8(a).

(b) Restricted Stock. At the Effective Time, the unvested shares of Restricted Stock that are then outstanding shall be converted into the Merger Consideration; provided, however, that the Merger Consideration issuable in exchange therefor shall remain subject to the terms and conditions of the applicable Company Equity Incentive Plan or other agreements by which such shares of Restricted Stock were issued or are otherwise subject, including the vesting schedule. Parent shall, or shall cause the Company to, pay to holders of Restricted Stock the Merger Consideration less applicable Taxes required to be withheld with respect to such payment over time and without interest in accordance with the vesting schedule set forth in the agreement by which such shares of Restricted Stock were issued or are otherwise subject. Prior to the Effective Time, the Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of Restricted Stock describing the treatment of the Restricted Stock in accordance with this Section 1.8(b).

(c) Employee Stock Purchase Plan. Prior to the Effective Time, the Board of Directors shall terminate Company’s Employee Stock Purchase Plan and return all cash accumulated in each participant’s account to such participants.

(d) Escrowed Shares. At the Effective Time, the Escrowed Shares that are then outstanding shall be converted into the Merger Consideration; provided that for the avoidance of doubt, such conversion and the consummation of the Merger shall not affect in any manner the Escrow Agreement or the rights and obligations of the parties thereto under the Escrow Agreement. Without limiting the generality of the foregoing, the rights of the holders of the Escrowed Shares to obtain the Merger Consideration for their Escrowed Shares pursuant to Section 1.7 or otherwise shall be subject to the rights of the Company against the Escrowed Shares under the Escrow Agreement (and the Company’s right to the Merger Consideration into which the Escrowed Shares have been converted).

(e) Other Actions. At or prior to the Effective Time, Company’s Board of Directors shall adopt any resolutions and take any actions which are necessary to effectuate this Section 1.8. At the Effective Time, the Company agrees to effect the termination of the Company’s Equity Incentive Plans.

1.9 Taking of Necessary or Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, Company, Parent and Merger Sub shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

RESERVED

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Company Disclosure Schedule, Company represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization, Standing and Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. Company has furnished or made available to Parent a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 16,848,696 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 3,145,011 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options, (iii) none of the shares of Company Common Stock are held in the treasury of Company, and (iv) 484,908 shares of Company Common Stock are reserved for issuance pursuant to Company Options not yet granted. As of the date hereof, no shares of Company Preferred Stock are outstanding. There are no bonds, debentures, notes or other indebtedness or securities of Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of Company shall be issued or become outstanding after the date hereof other than upon exercise of Company Options outstanding as of the date hereof. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and correct list, as of August 25, 2005, of all rights of any character relating to the issued or unissued capital stock of Company and each of its Subsidiaries, or obligating Company or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Company or any of its Subsidiaries, and Company has not granted any such rights or incurred any such obligations from such date until the date hereof. Such list sets forth the name of each holder and the number of shares of Company Common Stock subject to each such Company Option, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such Company Option. Such list also sets forth the name of each holder of Restricted Stock and the number of shares of Restricted Stock held by each holder, the date of grant and the vesting schedule of the Restricted Stock. On the Closing Date, Company shall deliver to Parent an updated Section 3.2(a) of the Company Disclosure Schedule hereto current as of such date. Since the date hereof, Company has not issued any shares of its capital stock or Company Options in respect thereof, except upon the conversion of the securities or the exercise of the Company Options referred to above. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

(b) None of Company or any of its Subsidiaries has any contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of Company’s Subsidiaries or any other Person. All of the outstanding shares of capital stock and voting securities of each Subsidiary of Company are owned, directly or indirectly, by Company and are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of Company’s Subsidiaries owned by Company, directly or indirectly, are free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. None of the outstanding equity securities or other securities of any of Company or its Subsidiaries was issued in violation of the Securities Act or any other legal requirement.

(c) Neither Company nor any of its Subsidiaries owns, or has any contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Company) or any direct or indirect equity or ownership interest in any other business. Neither Company nor any Subsidiary is or has ever been a general partner of any general or limited partnership or the managing member of any limited liability company.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Board of Directors of Company. The Company’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Company’s stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement in accordance with the requirements of Delaware Law, (iii) declared that this Agreement is advisable, (iv) resolved to recommend that stockholders of Company adopt this Agreement, and (v) to the extent necessary, adopted a resolution for the purpose of causing Company not to be subject to any restriction set forth in any state takeover law or similar Laws and Regulations that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. The Company Stockholder Approval is the only vote of the holders of any class or series of Company’s capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificates of Incorporation or bylaws or other charter or organizational documents of Company or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except in the case of clause (ii)(y) above for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not be a Company Material Adverse Effect.

3.4 Consents and Approvals. Except for (i) any approvals or filings required by the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the Company Stockholder Approval and (iii) the consents, notices and approvals set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation by Company of the Merger and the other transactions contemplated hereby.

3.5 SEC Documents; Financial Statements.

(a) Company has furnished or made available (including via EDGAR) to Parent a true and complete copy of the Company SEC Documents filed with the SEC by Company, since July 3, 2003, and, prior to the Effective Time, Company shall have furnished or made available (including via EDGAR) to Parent true and complete copies of any Company SEC Documents filed with the SEC by Company after the date hereof and prior to the Effective Time. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded prior to the date hereof by a subsequently filed Company SEC Document. Company is in compliance in all material respects with the applicable provisions of (i) the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market.

(b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (collectively, the “Company Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated. The Company Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flows of Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since June 3, 2005, Company has not received from its independent auditors any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in Company’s internal controls. For purposes hereof, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

3.6 Absence of Certain Changes or Events.

(a) Since June 3, 2005, Company and each of its Subsidiaries has, in all material respects, conducted its business in the ordinary course consistent with past practice and there has not occurred:

(i) any change, event or condition that is a Company Material Adverse Effect;

(ii) any acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(iii) any change in Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) materially affecting Company’s assets or any of its Subsidiaries’ assets, except as set forth in any Company SEC Document (but only to the extent set forth therein) or as have been required by a change in GAAP;

(iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock;

(v) any material contract entered into by Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or made available to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its Subsidiaries is a party or by which it is bound;

(vi) any amendment or change to the Certificate of Incorporation or bylaws of Company;

(vii) any election with respect to taxes or changes in tax accounting methods; or

(viii) any agreement by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (vii).

(b) Except as permitted by this Agreement, since June 3, 2005, neither Company nor any of its Subsidiaries has, except for such actions as are in the ordinary course of business consistent with past practice or as required by applicable law, (x) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of June 3, 2005, (y) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary quarterly and year-end bonuses for fiscal year 2005 or (z) granted any stock appreciation rights or rights to acquire any shares of its capital stock to any officer, director or employee, other than grants made in the ordinary course of business consistent with past practice pursuant to the Company Equity Incentive Plans.

3.7 Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the audited consolidated balance sheet (and the related notes thereto) of Company and its Subsidiaries at June 3, 2005 included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2005, (ii) those incurred in the ordinary course of business consistent with past practice since June 3, 2005, and (iii) the obligations of Company set forth in this Agreement.

3.8 Legal Proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries which has a Company Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries which has a Company Material Adverse Effect.

3.9 Taxes and Tax Returns.

(a) (i) Company and each of its Subsidiaries have filed or caused to be filed all federal, state, foreign and, to the knowledge of Company, local Tax returns and reports required to be filed with any Tax authority; (ii) all such

Tax returns and reports are correct and complete in all material respects; (iii) Company and its Subsidiaries have paid or caused to be paid all Taxes that are due and payable by any of such companies, other than Taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) in the Company Financial Statements; and (iv) Company and each of its Subsidiaries do not have any material liability for Taxes for any current or prior tax periods in excess of the amount reserved or provided for in the Company Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b) Section 3.9(b) of the Company Disclosure Schedule identifies all pending audits or examinations with respect to any Tax returns of Company and its Subsidiaries.

(c) There are no disputes pending with respect to, or claims or assessments asserted in writing for any material amount of Taxes upon Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any Tax return for any period.

(d) Since October 29, 2003, neither Company nor any of its Subsidiaries has been required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

(e) Neither Company nor any of its Subsidiaries (i) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is Company) or (ii) has any liability for the Taxes of any person (other than any of Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Company and each of its Subsidiaries have withheld from their employees, customers and any other applicable payees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons), except for such amounts, individually or in the aggregate, as are not material.

(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries are in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign tax withholding or reporting.

(h) Company has furnished or made available to Parent complete and accurate copies of all income and franchise tax returns, and any amendments thereto, filed by Company or any of its Subsidiaries for all tax periods ending on or after October 29, 2003.

(i) None of Company and its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), any “confidential corporate tax shelter” within the meaning of Treasury Regulations Section 301.6111-2, or any “potentially abusive tax shelter” within the meaning of Treasury Regulations Section 301.6112-1(b).

(j) Neither Company nor any of its Subsidiaries is a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of Company or any of its Subsidiaries.

(k) None of Company or its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any person that could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Company, any Subsidiary or any entity within the same “controlled group” as Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a “Company ERISA Affiliate”) or to which Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, officers, employees or consultants of Company, any Subsidiary or Company ERISA Affiliate (the “Company Employee Benefit Plans”).

(b) None of the Company Employee Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (the “Company Multiemployer Plan”). Neither Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

(c) None of the Company Employee Benefit Plans is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Neither Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to applicable law or regulation.

(d) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, received a favorable determination letter from the IRS after January 1, 1997, and, to Company’s knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material.

(f) None of Company, the Subsidiaries, the officers of Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any of the Subsidiaries or any officer of Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

(g) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, have been delivered or made available to Parent by Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; and (iii) summary plan descriptions.

(h) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of Company, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

(i) All Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder) and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included, except to the extent that any failure to so include the employees would not subject Company to any material liability.

3.11 Employee Matters.

(a) Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including, without limitation, all laws and regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including, without limitation, the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers’ compensation and employment practices. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice. Neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does Company know of any activities or proceedings of any labor union to organize any such employees.

(b) As of the time of execution and delivery of this Agreement, no executive officers of Company or any of its Subsidiaries have given notice to Company or any of its Subsidiaries, nor are Company or any of its Subsidiaries otherwise aware, that any such executive officer intends to terminate his or her employment with Company or any of its Subsidiaries.

(c) As of the time of execution and delivery of this Agreement, to the knowledge of Company, no executive officer of Company or any of its Subsidiaries is in violation in any respect of any term of any employment or services contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer to be employed or engaged by Company or any of its Subsidiaries because of the nature of the business conducted by Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

(d) None of Company, any Subsidiary of Company, Parent or any Subsidiary of Parent shall have any liability under the Workers Adjustment and Retraining Notification Act, as amended, or the employee protection laws of any foreign jurisdiction, with respect to any events occurring or conditions existing on or prior to Closing.

3.12 Compliance with Applicable Law and Regulatory Matters.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, Company and each of its Subsidiaries have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have all material licenses, permits, certificates, franchises and other authorizations (collectively the “Authorizations”) necessary for the conduct of their respective businesses, in each case as presently conducted, and have complied with and are not in violation of such Authorizations except to the extent such failure or violation would not, individually or in the aggregate, have a Company Material Adverse Effect. Company and each of its Subsidiaries have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not be material to Company, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(c) Section 3.12(c) of the Company Disclosure Schedule sets forth a description of each Governmental Order applicable to Company or any of its Subsidiaries, and no such Governmental Order has had or could reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.

(d) To its knowledge, Company has not received any notice from a competent authority alleging that Company has complied with any applicable data or consumer protection laws, nor, to its knowledge, has Company received any claim from any individual seeking compensation for breaches of applicable data and consumer protection laws.

3.13 Material Contracts.

(a) Except for the contracts described in or filed as an exhibit to the Company SEC Documents or set forth in Section 3.13 or Section 3.18 of the Company Disclosure Schedule (collectively, the “Material Contracts”), neither Company nor any of its Subsidiaries is a party to or is bound by any of the following:

(i) any contract or agreement entered into other than in the ordinary course of business consistent with past practice for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii) any contract or agreement for the purchase of services in excess of $100,000 which cannot be cancelled by Company or any of its Subsidiaries without penalty or further payment or without more than 45 days’ notice;

(iii) any contract, agreement or instrument in excess of $100,000 that expires or may be renewed at the option of any Person other than Company or any of its Subsidiaries so as to expire more than one year after the date of this Agreement;

(iv) any material contract with any independent contractor or consultant (or similar arrangement) which is not cancelable without penalty and without more than thirty (30) days’ notice;

(v) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor;

(vi) any contract or agreement limiting the freedom of Company or any of its Subsidiaries or any of their respective employees to engage in any line of business or to compete with any other Person;

(vii) any contract or agreement with any Affiliate of Company;

(viii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(ix) any material agreement which would be terminable other than by Company or its Subsidiaries or under which a payment obligation would arise or be accelerated, in each case as a result of the consummation of the transactions contemplated by this Agreement;

(x) any material alliance, cooperation, joint venture, stockholders’ partnership or similar agreement;

(xi) any broker, distributor, dealer, agency, sales promotion, market research, market consulting or advertising agreement involving in excess of $100,000 (other than software licenses entered into in the ordinary course of business);

(xii) any material research, development, sales representative, marketing or reseller agreement, or any service, support or maintenance agreement related to the business or technology of Company or any of its respective Subsidiaries;

(xiii) any material agreement, option or commitment or right with, or held by, any Third Party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries (other than software licenses entered into in the ordinary course of business);

(xiv) any material agreement that affects or relates to Company IP, including, without limitation, any material agreement pursuant to which any person or entity is authorized to use or has an ownership or security interest in any Company IP;

(xv) any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement; and

(xvi) any other contract the loss of which would have a Company Material Adverse Effect.

(b) Company and each of its Subsidiaries have performed all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged to be in default in respect of, each Material Contract to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Material Contracts is in full force and effect, without amendment (other than as disclosed in Section 3.13 of the Company Disclosure Schedule), and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent or filed as exhibits to the Company SEC Documents.

3.14 Assets. Company and its Subsidiaries own, lease or have the right to use all the material properties and assets necessary for or used or held for use in the conduct of their respective business or otherwise owned, leased or used by Company or any of its Subsidiaries (all such properties and assets being referred to as the “Assets”). Each of Company and its Subsidiaries has good title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Liens other than Permitted Liens. Section 3.14 of the Company Disclosure Schedule contains a true, complete and correct list (designating the relevant owners, lessors, sublessors, sublessees and lessees, as applicable) of all real property and improvements leased or subleased by Company and its Subsidiaries or otherwise made available for their use (the “Leases”). Copies of all Leases have been delivered or otherwise made available to Parent by Company.

3.15 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition on Company or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including CERCLA, pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would be material to Company. To the knowledge of Company, none of Company or any of its Subsidiaries or their respective assets is subject to any such liability or obligation. Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or Third Party imposing any liability or obligation with respect to the foregoing.

3.16 State Takeover Laws. The Board of Directors of Company has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger, this Agreement, or the transactions contemplated hereby.

3.17 Insurance. Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries set forth in Section 3.17 of the Company Disclosure Schedule. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights registered, applied for, filed or issued in the name of Company or any of its Subsidiaries, or otherwise owned by Company or any of its Subsidiaries, as of the date of this Agreement. Except with respect to any pending application for Registered Intellectual Property Rights, to the knowledge of Company, as of the date of this Agreement no interference, opposition, reissue, reexamination, or other similar proceeding is pending before any Governmental Entity in which the ownership of any such Registered Intellectual Property Right by Company or any of its Subsidiaries, or the scope, validity, or enforceability of any such Registered Intellectual Property Right, is being or has been contested or challenged. Company has no knowledge of any facts that would render any such Registered Intellectual Property Right invalid or unenforceable. Company or its Subsidiaries have made all filings and payments necessary to maintain such Registered Intellectual Property Rights and, to the knowledge of Company, Company or its Subsidiaries have recorded in a timely manner all assignments of Registered Intellectual Property Rights to Company or its Subsidiaries with the relevant Governmental Entities.

(b) Section 3.18(b) of the Company Disclosure Schedule lists each material contract or agreement pursuant to which Company or any of its Subsidiaries has, as of the date of this Agreement, granted to any other Person any license under, or other right or interest in, any Company IP (other than non-exclusive, object code software licenses granted to end user customers in the ordinary course of business pursuant to Company’s or its Subsidiaries’ standard form of “shrinkwrap” or “clickwrap” end user license agreement). For purposes of this paragraph, all contracts and agreements pursuant to which Company or any of its Subsidiaries has provided to any other Person any exclusive right or license in or to any Company IP, and all contracts and agreements entered on or after October 29, 2003 pursuant to which Company has provided to any other Person any assurance that any such contract or agreement or any term of any such contract or agreement will be materially no less favorable than any other contract or agreement between Company and any third party shall be deemed material.

(c) Section 3.18(c) of the Company Disclosure Schedule identifies each material contract or agreement pursuant to which any other Person has, as of the date of this Agreement, granted to Company or any of its Subsidiaries any license under, or other right or interest in, any Intellectual Property or Intellectual Property Rights (other than any non-customized software that is (i) licensed to Company or any of its Subsidiaries in object code form pursuant to a non-exclusive, internal use, software license, (ii) not incorporated into any of Company’s or its Subsidiaries’ products or services, and (iii) generally available on standard terms for less than $10,000 per copy, seat, CPU, or named user).

(d) Company and its Subsidiaries own all right, title, and interest in and to each item of Company IP, free and clear of any Liens (other than Permitted Liens, licenses granted by Company or its Subsidiaries under the contracts and agreements listed in Section 3.18(b) of the Company Disclosure Schedule and any non-exclusive licenses granted by Company or its Subsidiaries in the ordinary course of business).

(e) Each Person who is or was involved in the creation or development of any Company IP is or was an employee or contractor of Company or any of its Subsidiaries and has signed a written agreement containing an assignment to Company or any of its Subsidiaries of all right, title and interest, including all Intellectual Property Rights, in and to any such Company IP. To the knowledge of Company, no such Person has inserted into the Company IP, and to the knowledge of Company the Company IP does not contain, any “back door,” “drop dead device,” “virus,” “Trojan horse,” “worm,” or “time bomb” (as such terms are commonly understood in the software industry), or any other code or device intended to disrupt, disable, impede, or provide unauthorized access to a computer system or network or other device on which such code is stored or installed.

(f) Company and each of its Subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of and otherwise protect its rights in all of its trade secrets and other material confidential information, including requiring any employee or contractor to sign a confidentiality agreement. To the knowledge of Company, there has been no misappropriation or other unauthorized use or disclosure of any such trade secrets or other material confidential information by any other Person.

(g) To the knowledge of Company, as of the date of this Agreement no Person is infringing, misappropriating, or otherwise violating any material Company IP.

(h) To the knowledge of Company, Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, and are not infringing, misappropriating, or otherwise violating, the Intellectual Property Rights of any other Person. There is no pending suit, arbitration or other legal action involving Company or any of its Subsidiaries in which Company or any of its Subsidiaries is alleged to have infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person. Section 3.18(h) of the Company Disclosure Schedule lists any written complaint, claim, notice, or other communication that Company or any of its Subsidiaries has received since October 29, 2003 alleging any infringement, violation or misappropriation of the Intellectual Property Rights of any other Person by Company or any of its Subsidiaries.

(i) No funding, facilities, or personnel of any Governmental Entity were used in the development of any Company IP in a manner that would give such Governmental Entity any interest in the Company IP.

(j) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, arbitral or other proceedings, claims, or actions of any nature against Company or any of its Subsidiaries in which the ownership of any Company IP by Company or any of its Subsidiaries, or the scope, validity or enforceability of any Company IP, is being or has been contested or challenged. No Company IP is subject to any outstanding Governmental Order, decree, judgment or contractual agreement that restricts in any manner the use, transfer or licensing thereof by Company or any of its Subsidiaries.

(k) Section 3.18(k) of the Company Disclosure Schedule lists each contract or agreement, other than those entered into in the ordinary course of business, pursuant to which Company or any of its Subsidiaries has agreed to assume any obligation to indemnify, defend or hold harmless any other Person from or against claims of infringement, misappropriation or violation of Intellectual Property Rights.

(l) To the knowledge of Company, the terms under which Company or any of its Subsidiaries have licensed any Freely Available Software do not and will not have the effect of requiring any products of Company or any of its Subsidiaries, or any portions thereof, to be (A) disclosed or distributed in source code form, (B) licensed to other Persons for the purpose of making derivative works or redistributing such software, or (C) licensed or otherwise distributed to other Persons at no charge. “Freely Available Software” means any software program(s) available without charge for use, modification and/or distribution, including any open source software.

(m) In each case in which Company or any of its Subsidiaries has acquired ownership of any Intellectual Property Rights from any other Person, Company or its Subsidiary has obtained an assignment sufficient to transfer irrevocably all right, title and interest in and to such Intellectual Property Rights, including, to the knowledge of Company, the right to seek past and future damages with respect to the infringement, misappropriation or violation of such Intellectual Property Rights.

3.19 Interests of Officers and Directors. None of the officers or directors of Company or any of its Subsidiaries or any of their respective Affiliates has any material interest in any property, real or personal, tangible or intangible or used in the business of Company and its Subsidiaries, or in any supplier, distributor or customer of Company and its Subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with Company and its Subsidiaries, except as disclosed in the Company SEC Documents and except for the normal rights of a stockholder and rights under the Company Options.

3.20 Opinion. Prior to the execution of this Agreement, Company has received an opinion from Jefferies Broadview, to the effect that as of the date hereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of Company from a financial point of view. Such opinion has not been amended or rescinded as of the date hereof.

3.21 Broker’s Fees. Except for Jefferies Broadview, neither Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.22 Company Information.

(a) The representations and warranties made by Company herein and in any schedule hereto, including the Company Disclosure Schedule, and certificate furnished by Company pursuant to this Agreement, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

(b) None of the information to be supplied by Company for inclusion or incorporation by reference in (i) the Proxy Statement will, on the date the Proxy Statement is first mailed to Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Schedule, Parent represents and warrants to Company as follows:

4.1 Corporate Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would constitute a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

4.2 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Boards of Directors of Parent and Merger Sub. No other corporate proceedings (including any approvals of Parent stockholders) on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Parent nor Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except in the case of clause (ii)(y) above for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not be a Parent Material Adverse Effect.

4.3 Consents and Approvals. Except for (i) any approvals or filings required by the HSR Act and (ii) the consents, notices and approvals set forth in Section 4.3 of the Parent Disclosure Schedules, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

4.4 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

4.5 Financial Wherewithal. Parent has sufficient cash or cash equivalents available, directly or through one or more affiliates, to pay the Merger Consideration to each holder of Company Common Stock for all of the outstanding shares of Company Common Stock on the terms and conditions contained herein, and there is no restriction on the use of such cash or cash equivalents for such purpose.

4.6 Legal Proceedings. Except as set forth in Section 4.6 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries which does or would reasonably be likely to, prevent Parent from consummating the Merger, nor, to the knowledge of Parent, is there any basis for any proceeding, claim or any action against Parent or any of its Subsidiaries that does or would reasonably be likely to, prevent Parent from consummating the Merger; provided that, any litigation brought by a party other than a Governmental Entity challenging the validity or propriety of the transactions contemplated by this Agreement shall not be deemed to prevent Parent from consummating the Merger for the purposes of this Agreement. There is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which does or would reasonably be likely to, prevent Parent from consummating the Merger.

4.7 Compliance with Applicable Law and Regulatory Matters.

(a) Parent and each of its Subsidiaries have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as do not, or would not reasonably be likely to, prevent Parent from consummating the Merger;

(b) There are no Governmental Orders applicable to Parent or any of its Subsidiaries which do, or would reasonably be likely to, prevent Parent from consummating the Merger.

4.8 Broker’s Fees. Except for Credit Suisse First Boston LLC and Nomura Securities, neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.9 Parent Information.

(a) The representations or warranties made by Parent herein or in any schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

(b) None of the information to be supplied by Parent for inclusion or incorporation by reference in (i) the Proxy Statement will, on the date the Proxy Statement is first mailed to Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE V

CERTAIN COVENANTS OF COMPANY

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the ordinary course consistent with past practice, (b) use reasonable commercial efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it and (c) take no action which would adversely affect or delay in any material respect the ability of either Parent or Company to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby.

5.2 Actions Requiring Consent. Without limiting the generality of Company’s obligations under Section 5.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

(a) Cause or permit any amendment, modification, alteration or rescission of its certificate or articles of incorporation, bylaws or other charter or organizational documents;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary of Company to Company or another wholly owned Subsidiary thereof) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries;

(c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding under the Company Equity Incentive Plans as of the date of this Agreement, (ii) the issuance of Company Options to new employees hired after the date of this Agreement in an amount not to exceed Company Options to acquire 55,000 shares of Company Common Stock in the aggregate, (iii) the issuance of Company Options to employees located in the United Kingdom and France in an amount not to exceed Company Options to acquire 120,000 shares of Company Common Stock in the aggregate and (iv) the issuance of shares of Company Common Stock pursuant to the Company Employee Stock Purchase Plan;

(d) Transfer to any person or entity any rights in or to any Company IP other than the transfer of non-exclusive rights to Company IP in the ordinary course of business consistent with past practice;

(e) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(f) Sell, transfer, lease, license or otherwise dispose of or encumber any of its properties or assets (including Company IP), except in the ordinary course of business consistent with past practice;

(g) Other than in the ordinary course of business consistent with past practice (i) incur any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (iii) cancel, release, assign or modify any amount of indebtedness of any other person or entity;

(h) Enter into any lease for real property or material operating lease;

(i) Pay, discharge, settle or satisfy in an amount individually or in the aggregate in excess of $100,000, any claim, action, litigation, arbitration or proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business consistent with past practice, other than (i) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, (ii) pursuant to court orders entered against Company or (iii) as otherwise permitted pursuant to this Section 5.2;

(j) Make any capital expenditures, capital additions or capital improvements except (i) in the ordinary course of business consistent with past practice that do not exceed individually or in the aggregate $500,000, and (ii) pursuant to contracts or commitments set forth on Section 5.2(j) of the Company Disclosure Schedule;

(k) Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(l) Except as required to comply with applicable law, as provided for in this Agreement, required by any Company Employee Benefit Plan or as set forth on Section 5.2(l) of the Company Disclosure Schedule, (i) adopt or amend any Company Employee Benefit Plan in a manner that will increase the benefits to be provided to any current or former director, officer or employee of Company or its Subsidiaries thereunder, (ii) provide any salary or bonus guarantee to any of its employees other than pursuant to existing agreements or (iii) other than in the ordinary course of business consistent with past practice, increase the salaries or wage rates of any of its employees;

(m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, in each case, except payments made pursuant to written plans or agreements outstanding, or written Company policies in effect (as described on Section 5.2(m) of the Company Disclosure Schedule), on the date hereof;

(n) Commence any action, suit or proceeding other than (i) in the ordinary course of business consistent with past practice, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) in respect of a breach of this Agreement;

(o) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Company and its Subsidiaries (taken as a whole), or acquire or agree to acquire any equity securities of any corporation, partnership, limited liability company, association or business organization which securities acquired or agreed to be acquired would constitute greater than five percent (5%) of the outstanding securities of such entity;

(p) Other than in the ordinary course of business consistent with past practice or as required by applicable law, rule or regulation, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(q) Revalue any of its assets other than in the ordinary course of business consistent with past practice or as required by applicable law, rule or regulation;

(r) Make any material change to its accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

(s) Change domain names or fail to renew existing domain name registrations on a timely basis; or

(t) Except as required by applicable law or regulation, or written rule, instruction or directive by a Governmental Entity (i) implement or adopt any material change in its risk management, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk;

(u) (i) Enter into any contract or commitment involving payments, either individually or in the aggregate, in excess of $100,000, (ii) amend or otherwise modify or waive any of the terms of any of its Material Contracts other than in the ordinary course of business; or (iii) enter into any contract, agreement, commitment or arrangement concerning any matter addressed in this Section 5.2

(v) Terminate or waive any right of any material value to Company, except in the ordinary course of business; or

(w) Take or agree in writing to take, any of the actions described in Sections 5.2(a) through (v) above.

5.3 No Solicitation.

(a) Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of Company or any of its Subsidiaries (collectively, the “Company Representatives”) to directly or indirectly, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit Company or its Board of Directors from (A) taking and disclosing to Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act or (B) making such disclosure to Company’s stockholders as, in the good faith judgment of Company’s Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that Company may not, except as permitted by Section 5.3(b) or (c), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal and shall immediately request the return or destruction of all confidential information regarding Company provided to any such party prior to the date of this Agreement. Notwithstanding the foregoing, prior to the receipt of Company Stockholder Approval, Company may furnish information concerning its business, properties or assets to any Person or group pursuant to a confidentiality agreement with terms and conditions at least as restrictive on such Person or group as the Confidentiality Agreement is on Parent, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal, or a Takeover Proposal that Company’s Board of Directors determines in good faith (after receiving advice of independent financial advisors) is reasonably likely to be a Superior Proposal, in either case that was not solicited, initiated or facilitated, or otherwise received, in a willful and material violation of the first sentence of this Section 5.3(a); and (y) the Board of Directors of Company determines in good faith, after receiving advice of outside counsel, that such action is required to discharge Company’s Board of Director’s fiduciary duties to Company’s stockholders under Delaware Law. Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any such confidentiality agreement or any other confidentiality, standstill or similar agreement to which Company is a party or under which Company has any rights. Company will promptly (and in any event within one (1) Business Day) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by Company with respect to any Takeover Proposal, and Company will promptly (and in any event within one (1) Business Day) communicate to Parent the material terms and conditions of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person or group making such proposal or inquiry or engaging in such discussions or negotiations. Company will promptly (and in any event within one (1) Business Day) provide to Parent any non-public information concerning Company provided to any other Person or group which was not previously provided to Parent. Company will keep Parent fully informed of the status and details of any such Takeover Proposal (including any material changes thereto).

(b) Neither Company’s Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, unless prior to receipt of Company Stockholder Approval, Company’s Board of Directors shall have determined in good faith, after receiving the advice of outside counsel, that such action is required to discharge Company’s Board of Director’s fiduciary duties to Company’s stockholders under Delaware Law; provided, that Company gives Parent at least 24 hours written notice of its intent to do so; and provided, further, that any such withdrawal or modification, or any such proposed withdrawal or modification, made as the result of the receipt of or otherwise in connection with any Takeover Proposal shall be made only if Company shall approve or recommend a Superior Proposal in compliance with Section 5.3(c).

(c) Except as set forth in this Section 5.3(c), neither Company’s Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (ii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to receipt of Company Stockholder Approval, Company’s Board of Directors may approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) Company shall have received a Superior Proposal which is pending at the time Company determines to take such action, (B) Company’s Board of Directors shall have determined in good faith, after receiving advice of outside counsel, that such action is required to discharge Company’s Board of Director’s fiduciary duties to Company’s stockholders under Delaware Law, (C) at least three (3) Business Days shall have passed following Parent’s receipt of written notice from Company advising Parent that Company’s Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Parent does not make an offer that the Board of Directors shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is as favorable (taking into account the Termination Fee) to Company’s stockholders as such Superior Proposal and (D) concurrently with taking such action Company shall both terminate this Agreement pursuant to Section 8.1(e) and pay any applicable fee required by Section 8.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters; Consents and Approvals.

(a) As promptly as practicable following the execution of this Agreement, Company shall prepare and file with the SEC the Proxy Statement and shall use reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Company shall consult with Parent prior to mailing any Proxy Statement, or any amendment or supplement thereto, to which Parent timely and reasonably objects. Parent shall cooperate with Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

(b) The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent and Company shall each use its reasonable commercial efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Parent and Company further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable commercial efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(c) Parent and Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(d) Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Stockholder Approval. As promptly as practicable following the execution of this Agreement, Company shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Company’s capital stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement. Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable legal requirements. The Proxy Statement shall include the Company Board Recommendation.

6.3 Access to Information.

(a) Subject to the Confidentiality Agreement, Company agrees to provide Parent and Parent’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the “Parent Representatives”), from time to time prior to the Effective Time or the termination of this Agreement, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations. Except as required by law, Parent shall hold, and shall cause Parent’s Affiliates and the Parent Representatives to hold, any non-public information received from Company, directly or indirectly, in accordance with the Confidentiality Agreement.

(b) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.4 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq National Market, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

6.5 Cooperation; Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.

6.6 Director and Officer Indemnification.

(a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall, with respect to indemnification of officers, directors, employees and agents, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or Bylaws of Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by law.

(b) Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, the present and former officers, directors, employees and agents of Company or any of its Subsidiaries in their capacities as such (each an “Indemnified Party”) in accordance with the Certificate of Incorporation and Bylaws, or other charter documents, of Company and its Subsidiaries and any agreements or plans maintained by Company and its Subsidiaries, to the fullest extent permitted by the terms thereof against all losses, expenses, claims, damages and liabilities arising out of actions or omissions occurring on or prior to the Effective Time.

(c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to use reasonable best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person covered immediately prior to the Effective Time by Company’s officers’ and directors’ liability insurance policy with substantively the same coverage and amounts and on terms and conditions which are reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 250% of the current amount per annum paid by Company, and if the Surviving Corporation is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

(d) In the event Parent or any of its successors or assigns or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this section.

(e) This Section 6.6 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

6.7 Advice of Changes. Company and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or which it believes would be reasonably likely to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

6.8 Rule 16b-3. Parent, Merger Sub and Company shall take all commercially reasonable actions as may be required to cause the dispositions of equity securities of Company or acquisitions of equity securities of Parent by each individual who is a director or officer of Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

6.9 Employee Benefits.

(a) For a period of twelve (12) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide the employees of the Surviving Corporation or its Subsidiaries with employee benefits, during any portion of such period that such employees are employed by the Surviving Corporation or any of its Subsidiaries, that are substantially similar in the aggregate to the employee benefits provided to such employees pursuant to the Company Employee Benefit Plans (other than equity-based benefits) immediately prior to the Effective Time, provided, however, that at any time and from time to time from and after the date six (6) months from the Effective Time, Parent may, or may cause the Surviving Corporation or its Subsidiaries to, provide to some or all of such employees that continue to be employed by the Surviving Corporation or any of its Subsidiaries with, in lieu of the foregoing benefits, employee benefits in the aggregate substantially equivalent to those provided to similarly situated employees of Parent or its similar-situated Subsidiaries at such time (other than equity-based benefits). Nothing in this Agreement shall be construed to create a right in any employee of Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any agreement between an employee and Company, any of its Subsidiaries, Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each employee of Company or any of its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (a “Continuing Employee”) shall be “at will” employment.

(b) If requested by Parent, Company shall, immediately prior to the Closing, terminate any one or more of the Company Employee Benefit Plans. In the event Parent requests that any of the Company Employee

Benefit Plans be terminated, Company shall adopt resolutions and shall take all other actions necessary to effect the termination of any such plans, to be effective no later than the Closing Date, and shall provide to Parent executed resolutions by the board of directors of Company authorizing the termination of any such plans.

(c) With respect to employee benefit plans, if any, of Parent or its subsidiaries in which Continuing Employees become eligible to participate after the Effective Time (the “Parent Plans”), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to undertake commercially reasonable efforts to: (i) with respect to each Parent Plan that is a medical or health plan, (x) waive any exclusions for pre-existing conditions under such Parent Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the corresponding Company Employee Benefit Plans in which such Continuing Employee was an active participant immediately prior to his or her transfer to the Parent Plan; (y) waive any waiting period under such Parent Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Company Employee Benefit Plans in which such Continuing Employee was an active participant immediately prior to his or her transfer to the Parent Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (z) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to his or her transfer to the Parent Plan (to the same extent such credit was given under the analogous Company Employee Benefit Plans prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan for the plan year that includes such transfer; and (ii) recognize service of the Continuing Employees with the Acquired Companies (or their respective predecessors) for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Parent Plan in which the Continuing Employees are eligible to participate after the Effective Time, to the extent that such service was recognized for that purpose under the analogous Company Employee Benefit Plans prior to such transfer; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.

6.10 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from the Nasdaq National Market and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting or termination shall not be effective until after the Effective Time.

6.11 Notifications. Each of the parties hereto shall promptly notify the other parties of any action, suit, proceeding or investigation that shall be instituted or threatened against a party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each of the parties hereto shall promptly notify the others of any action, suit, proceeding or investigation that may be threatened or asserted in writing, brought or commenced against Company, any of its Subsidiaries, Merger Sub or Parent, as the case may be, that would have been listed in Section 3.8 of the Company Disclosure Schedule or Section 4.6 of the Parent Disclosure Schedule, as the case may be, if such action, suit, proceeding or investigation had arisen prior to the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, enforced which prevents or prohibits the consummation of the Merger. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

(c) HSR. Any waiting period under the HSR Act shall have expired or have been terminated.

7.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate the Merger and effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations and Warranties. The representations and warranties of Parent set forth in the Agreement shall be true and correct in all material respects, in each case as of the date of execution of the Agreement and as of the Effective Time as though made on the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Parent Material Adverse Effect), then the condition stated in this Section 7.2(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Parent Material Adverse Effect) shall not be or have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 7.2(a) and (b).

7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations and Warranties. The representations and warranties of Company set forth in the Agreement shall be true and correct in all material respects, in each case as of the date of execution of the Agreement and as of the Effective Time as though made on the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Company Material Adverse Effect), then the condition stated in this Section 7.3(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) shall not be or have a Company Material Adverse Effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Governmental Approval. Parent, Company and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby.

(d) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its Chief Executive Officer and Chief Financial Officer to the effect set forth in Sections 7.3(a) and (b).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. Whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(a) by mutual consent of Parent and Company at any time prior to the Effective Time;

(b) by either Parent or Company if the Closing shall not have occurred on or before February 28, 2006 (the “Outside Termination Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by Parent at any time prior to the Effective Time, if (i) Company shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.3 not to be satisfied and such breach shall not have been cured within fifteen (15) Business Days of receipt by Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement), (ii) Company shall have committed a material and willful breach of its obligations set forth in clause (i) or (iii) of Section 5.3(a) of this Agreement (provided that the right to terminate this Agreement for any one such breach shall expire ten (10) Business Days after Parent first learns of or otherwise first becomes aware of such breach (the expiration of Parent’s right of termination as to any breach under this clause (ii) shall not affect in any manner Parent’s right of termination with respect to any other breach under this clause (ii)) and provided further that the right to terminate this Agreement shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement), (iii) the Board of Directors of Company shall have withdrawn or modified the Company Board Recommendation in any manner adverse to Parent or Merger Sub or shall have resolved to do so or (iv) the Board of Directors of Company shall (x) have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so; (y) not have sent to holders of shares of Company Common Stock within ten (10) Business Days after the commencement of any tender or exchange offer or solicitation made in connection with any Takeover Proposal, a statement recommending rejection of such offer or solicitation; or (z) refused to affirm the Company Board Recommendation within five (5) Business Days of any written request from Parent;

(d) by Company at any time prior to the Effective Time, if (i) Parent or Merger Sub shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied and such breach shall not have been cured within fifteen (15) Business Days of receipt by Parent of written notice of such breach (provided that the right to terminate this Agreement by Company shall not be available to Company if Company is at that time in material breach of this Agreement).

(e) by Company at any time prior to the Effective Time in order to enter into an agreement with respect to a Superior Proposal pursuant to Section 5.3 if (i) the Board of Directors of Company has determined in accordance with Section 5.3 that a Superior Proposal has been made and has not been withdrawn, (ii) Parent has not within the time period set forth in Section 5.3(c)(C) subsequently made an offer that the Company’s Board of Directors determines in good faith, after receiving advice of a financial advisor and its outside legal counsel, is at least as favorable (taking into account the Termination Fee) as such Superior Proposal and (iii) Company has paid any applicable fee to Parent required by Section 8.3; and

(f) by either Parent or Company if at any time prior to the Effective Time any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

(g) By either Parent or Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any postponement or adjournment thereof.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or Affiliates; provided that (a) the provisions of Section 6.4 (Public Disclosure), Section 8.3 (Expenses and Termination Fees), Section 10.8 (Governing Law) and this Section 8.1(a) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful material breach in connection with this Agreement or the transactions contemplated hereby.

8.3 Expenses and Termination Fee.

(a) Subject to subsections (b), (c) and (d) of this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense, it being understood and agreed that (i) expenses incurred in connection with printing the Proxy Statement and filing fees incurred in connection with the Proxy Statement shall be expenses of Company and (ii) filing fees associated with compliance with applicable regulatory requirements in connection with the Merger shall be expenses of Parent.

(b) In the event that either (A) Company shall terminate this Agreement pursuant to Section 8.1(e) or (B) Parent shall terminate this Agreement pursuant to Section 8.1(c)(ii), (iii), or (iv) Company shall pay to Parent the Termination Fee.

(c) In the event that (A) any of (i) Parent or Company shall terminate this Agreement pursuant to Section 8.1(b), (ii) Parent shall terminate this Agreement pursuant to Section 8.1(c)(i), or (iii) Parent or Company shall terminate this Agreement pursuant to Section 8.1(g), (B) prior to the time of such termination there shall have been a Takeover Proposal with respect to Company, and (C) within twelve (12) months of such termination of this Agreement, either (i) a definitive agreement is entered into by Company with respect to a Takeover Proposal or (ii) a Takeover Proposal is consummated, Company shall pay to Parent the Termination Fee.

(d) In the event that a Termination Fee is payable to Parent, Company shall pay the Termination Fee to Parent (i) on the date of termination, in the event that the Termination Fee is payable pursuant to Section 8.3(b) as a result of termination of this Agreement by Company, (ii) at the time that a definitive agreement is entered into by Company, in the event that the Termination Fee is payable pursuant to Section 8.3(c) and clause (C)(i) of Section 8.3(c) is applicable, (iii) at the time that a Takeover Proposal is consummated, in the event that the Termination Fee is payable pursuant to Section 8.3(c) and clause (C)(ii) of Section 8.3(c) is applicable, and (iv) within fifteen (15) days after the date of termination, in the event that the Termination Fee is payable pursuant to Section 8.3(b) as a result of termination of this Agreement by Parent.

(e) In the event that Company fails to pay when due the Termination Fee under this Section 8.3 and Parent commences a suit which results in a judgment against Company for such overdue amount, then (i) Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit and the collection of such overdue amount and (ii) Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America, N.A.) in effect on the date the overdue amount was originally required to be paid.

8.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock, or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock.

8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

DEFINITIONS

9.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Aggregate Merger Consideration” shall have the meaning stated in Section 1.7(a).

“Agreement” shall have the meaning stated in the preamble to this document.

“Assets” shall have the meaning stated in Section 3.14.

“Authorizations” shall have the meaning stated in Section 3.12(b).

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York, or Tokyo, Japan.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” shall have the meaning stated in Section 1.7(b).

“Certificate of Merger” shall have the meaning stated in Section 1.3.

“Closing” shall mean the consummation of the Merger.

“Closing Date” shall have the meaning stated in Section 1.2.

“CMS Acquisition Agreement” shall mean the Agreement and Plan of Amalgamation entered into by and among Poseidon, Inc., Cubs Acquisition Sub LLC, CMS, MobileSoft Technology (Nanjing) Corporation, Ltd., One Degree Capital Corp., Jiping Wang and Dr. John Ostrem, dated as of December 8, 2004.

“CMS Lock-Up Agreements” shall mean the Lock-Up Agreements and Lock-Up and Retention Agreements entered into by and among Poseidon, Inc., Cubs Acquisition Sub LLC, CMS, MobileSoft Technology (Nanjing) Corporation, Ltd., One Degree Capital Corp., Jiping Wang and Dr. John Ostrem and certain shareholders of CMS.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean PalmSource, Inc., a Delaware corporation.

“Company Board Recommendation” shall mean the recommendation of Company’s Board of Directors that the stockholders of Company adopt this Agreement.

“Company Common Stock” shall mean the common stock, par value $0.001 per share of Company.

“Company Disclosure Schedule” shall mean the document dated the date of the Agreement delivered by Company to Parent prior to the execution and delivery of the Agreement and referring to the representations and warranties of Company in the Agreement.

“Company Employee Benefit Plans” shall have the meaning stated in Section 3.10(a).

“Company Equity Incentive Plans” shall mean Company’s 2001 Stock Plan and 2003 Equity Incentive Plan, each as amended, and 2004 Inducement Equity Incentive Plan.

“Company ERISA Affiliate” shall have the meaning stated in Section 3.10(a).

“Company IP” shall mean all Intellectual Property and Intellectual Property Rights owned in whole or part by Company or any of its Subsidiaries.

“Company Financial Statements” shall have the meaning stated in Section 3.5(b).

“Company Material Adverse Effect” shall mean any effect that (i) is, or is reasonably likely to be, material and adverse to the business (including with respect to Company IP), operations, financial condition or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents, or is reasonably likely to prevent, Company from consummating the Merger and the other transactions contemplated hereby, other than (A) any effect resulting from events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to Company’s industry in general and in each case not specifically relating to or disproportionately affecting Company or any of its Subsidiaries, (B) any effect resulting from changes in legal or regulatory conditions that affect in general the businesses in which Company and its Subsidiaries are engaged, or (C) any effect resulting from the announcement or consummation of this Agreement or the transactions contemplated hereby.

“Company Multiemployer Plan” shall have the meaning stated in Section 3.10(b).

“Company Options” shall mean all rights, obligations, commitments or agreements of any character, whether fixed or contingent, (other than the Warrants) calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.

“Company Preferred Stock” shall mean the preferred stock, par value of $0.001 per share, of Company.

“Company Representatives” shall have the meaning stated in Section 5.3(a).

“Company SEC Documents” shall mean (i) Company’s Annual Reports on Form 10-K for the 2004 and 2005 fiscal years, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Company referred to in clause (i) above, (iii) all proxy statements relating to Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements, financial statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this definition) filed or submitted by Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above.

“Company Software” shall mean Company IP that is computer software and (i) that, as of the date of this Agreement, Company or any of its Subsidiaries is licensing or selling or (ii) with respect to which Company or any of its Subsidiaries has, as of the date of this Agreement, ongoing material maintenance and support obligations.

“Company Stockholder Approval” shall mean the affirmative vote of the holders of majority of the votes of the outstanding shares of Company Common Stock entitled to vote thereon.

“Company Stockholders’ Meeting” shall have the meaning stated in Section 6.2.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of July 28, 2005, between Parent and Company, as it may be amended from time to time.

“Continuing Employee” shall have the meaning set forth in Section 6.9(a).

“Delaware Law” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall mean all shares, if any, of the outstanding capital stock of Company for which appraisal rights have been perfected under Section 262 of the Delaware Law.

“Effective Time” shall have the meaning stated in Section 1.3.

“ERISA” shall have the meaning stated in Section 3.10(a).

“Escrow Agreement” shall mean the Escrow Agreement dated as of January 28, 2005 among Company, One Degree Capital Corp. as the Shareholder Representative, and Wells Fargo Bank, National Association as the Escrow Agent.

“Escrowed Shares” shall mean the shares of Company Common Stock held in escrow under the Escrow Agreement.

“Exchange Agent” shall mean Parent’s transfer agent or another bank or trust company selected by Parent and reasonably acceptable to Company.

“Exchange Fund” shall mean the cash deposited by Parent with the Exchange Agent pursuant to Section 1.7(a) hereof.

“Excluded Shares” shall have the meaning stated in Section 1.6(b).

“Freely Available Software” shall have the meaning stated in Section 3.18(l).

“Fully-Diluted Basis” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding, plus (ii) the number of shares of Company Common Stock that would be outstanding assuming the exercise, conversion or exchange of all options, warrants convertible or exchangeable securities and similar rights to acquire shares of Company Common Stock.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental, prosecutorial or regulatory authority or instrumentality and any SRO.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“HSR Act” shall have the meaning stated in Section 3.4.

“Intellectual Property” shall mean algorithms, apparatus, application programming interfaces, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks

(including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, techniques, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean, under the laws of any jurisdiction in the world, all copyrights, mask work rights, patent rights, trademark and trade name rights, trade secret rights, industrial property rights, moral rights, and other types of proprietary rights in Intellectual Property, and all applications, registrations, renewals, and other filings with respect to any of the foregoing.

“IRS” shall mean the Internal Revenue Service.

“knowledge” with respect to Company shall mean the actual knowledge assuming due inquiry of any of those persons set forth in Section 9.1 of the Company Disclosure Schedule.

“Laws and Regulations” means all federal, state, local and foreign laws, rules, regulations and ordinances.

“Leases” shall have the meaning stated in Section 3.14.

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restrictions of any kind.

“Material Contracts” shall have the meaning stated in Section 3.13(a).

“Merger” shall have the meaning set forth in the second Recital.

“Merger Consideration” shall have the meaning stated in Section 1.6(c).

“Merger Sub” shall mean Apollo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

“Merger Sub Common Stock” shall have the meaning stated in Section 1.6(a).

“Non-U.S. Benefit Plan” means any plan, scheme, fund or arrangement of Company and its Subsidiaries operated outside the United States which provides pension, welfare, fringe, or other similar benefits to or in respect of any employees located outside the United States, but not including any mandatory government or social security pension arrangements.

“Outside Termination Date” shall have the meaning stated in Section 8.1(b).

“Parent” shall mean ACCESS Co., Ltd., a Japanese corporation.

“Parent Disclosure Schedule” shall mean the disclosure schedule, dated the date hereof, delivered by Parent to Company with reference to the specific section of the Agreement to which each disclosure relates.

“Parent Material Adverse Effect” shall mean any effect that does, or would be reasonably expected to, prevent Parent from consummating the Merger and the other transactions contemplated hereby.

“Parent Plans” shall have the meaning stated in Section 6.9(c).

“Parent Representatives” shall have the meaning stated in Section 6.3(a).

“Permitted Lien” shall mean any Lien consisting of (i) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (ii) encumbrances for Taxes and other assessments or governmental charges or levies no yet due and delinquent, (iii) defects in title, easements, restrictive covenants and similar encumbrances, and (iv) any other Liens that individually or in the aggregate do not result in a Company Material Adverse Effect.

“Person” shall mean any individual, entity or Governmental Entity.

“Proxy Statement” shall mean a definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are registered, filed, applied for, or issued under the authority of any Governmental Entity.

“Regulation S-X” shall mean 17 CFR §210.1-01, et seq.

“Restricted Stock” shall mean any and all shares of Company Common Stock subject to restrictions or risk of forfeiture, including all such shares outstanding under the Company Equity Incentive Plans and all such applicable shares issued to certain shareholders of China MobileSoft Ltd. (“CMS”) pursuant to the CMS Acquisition Agreement and the CMS Lock-Up Agreements executed in connection therewith.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner or managing member.

“Superior Proposal” means an unsolicited written proposal by a Third Party to acquire, directly or indirectly, more than fifty percent (50%) of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company, and (i) otherwise on terms which the Board of Directors of Company determines in good faith (after receiving advice of its independent financial advisors) to be more favorable to Company’s stockholders from a financial point of view than the Merger (including any adjustment to the terms and conditions of the Merger made by Parent pursuant to Section 5.3(c)(C)), and (ii) which, in the good faith reasonable judgment of Company’s Board of Directors, is reasonably likely to be consummated within a reasonable time, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal and other aspects of such proposal.

“Surviving Corporation” shall mean the entity into which Merger Sub has merged, following the Effective Time.

“Takeover Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act) of assets that constitute twenty percent (20%) or more of the consolidated revenues, net income or assets of Company and its Subsidiaries or twenty percent (20%) or more of any class of equity securities of Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute twenty percent (20%) or more of the consolidated revenues, net income or assets of Company and its Subsidiaries, or twenty percent (20%) or more of the equity interest in either Company or any of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Termination Fee” shall mean $9,700,000.

“Third Party” means any Person or group other than Parent, Merger Sub or any affiliate thereof.

ARTICLE X

GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 6.4 (Public Disclosure), Section 6.5 (Cooperation; Further Assurances), Section 6.6 (Director and Officer Indemnification), Section 6.9 (Employee Benefits), Section 8.3 (Expenses and Termination Fee) and this Article X shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered in person, by facsimile, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

ACCESS Co., Ltd.

Hirata Building, 2-8-16 Sarugaku-cho

Chiyoda-ku, Tokyo 101-0064, Japan

Attention: General Manager, Legal Division

Facsimile: (81) 3-5259-3544

with a copy to:

Morrison & Foerster LLP

AIG Building, 11th Floor

1-3 Marunouchi, 1-chome

Chiyoda-ku, Tokyo 100-0005

Japan

Attention: Stan Yukevich

(b) if to Company, to:

PalmSource, Inc.

1188 East Arques Avenue

Sunnyvale, California

Attention: Chief Financial Officer

Facsimile: (408) 400-1580

with copies to:

PalmSource, Inc.

1188 East Arques Avenue

Sunnyvale, California

Attention: Legal Department

Facsimile: (408) 400-1950

and

Howard Rice Nemerovski Canady Falk & Rabkin

A Professional Corporation

Three Embarcadero Center, Seventh Floor

San Francisco, CA 94111-4024

Attention: Deborah Marshall

Facsimile: (415) 217-5910

10.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Annex and the Schedules, including the Company Disclosure Schedule and Parent Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.7 Third Party Beneficiaries. Except as set forth in Section 6.6 (Director and Officer Indemnification), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

10.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT,

COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

10.12 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PALMSOURCE, INC.

By:	/s/ JEANNE SEELEY
Name:	Jeanne Seeley
Title:	Chief Financial Officer

ACCESS CO., LTD.

By:	/s/ TORU ARAKAWA
Name:	Toru Arakawa
Title:	President and CEO

APOLLO MERGER SUB, INC.

By:	/s/ TORU ARAKAWA
Name:	Toru Arakawa
Title:	President and CEO

[Signature page to Agreement and Plan of Merger]

Annex I-1